UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549
__________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 13, 2014

NEUROTROPE, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-172647	46-3522381
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10732 Hawk’s Vista Street Plantation, FL 33324
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:	(954) 632-6630
Not applicable
(Former Name of Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 13, 2014, Dr. John Abeles resigned as Chairman of our Board of Directors (“Board”). Dr. Abeles, who served as Chairman of our Board since August 23, 2013, remains a member of our Board. To our knowledge, Dr. Abeles’ resignation as Chairman did not arise from any disagreement with us on any matter relating to our operations, policies or practices.

In addition, effective as of June 13, 2014, our Board appointed Messrs. Paul E. Freiman and Charles S. Ramat as Co-Chairmen of the Board.

Paul E. Freiman, 79, has served as a director of ours since October 18, 2013. Mr. Freiman is currently an independent pharmaceutical and biotechnology industry consultant. He serves as Chairman of Chronix BioMedical and is a member of the NovaBay Pharmaceutical Board of Directors. In the past, Mr. Freiman served on the Boards of Otsuka America, Inc. and several biotechnology companies based in the United States and Singapore. Prior to his current consulting and board member roles, Mr. Freiman was a partner of Burrill Brasil Investimentos based in Rio de Janiero. He also served as President and Chief Executive Officer of Neurobiological Technologies, Inc. (OTC: NTII) and as a member of its Board of Directors.

Mr. Freiman also served as Chairman and Chief Executive Officer of Syntex Corporation which was sold to The Roche Group for $5.3 billion during his tenure. He is credited with much of the marketing success of Syntex’s lead product, Naprosyn®, and was responsible for moving the product to over-the-counter status, marketed as Aleve®. Aleve® currently generates approximately $400 million in annual revenues worldwide.

Mr. Freiman served as Chairman of the Board for the Pharmaceutical Research and Manufacturers Association of America (PhRMA). He served on a number of industry task forces both domestically and internationally. He also served as Chairman of the University of California (UCSF) Foundation, The United Way of Silicon Valley and a number of not-for-profit organizations over the years.

Mr. Freiman received a B.S. in pharmacy from Fordham University and an honorary doctorate from the Arnold & Marie Schwartz College of Pharmacy.

Charles S. Ramat, 63, is currently a private investor and has extensive operational and general business experience in several industries including: biotechnology, medical devices, commercial finance, real estate and mobile communications. Until December 2013, Mr. Ramat was a principal investor and consultant to Continental Home Loans, the third largest FHA mortgage originator in New York State, with operations in 22 states and with annual originations and servicing portfolio both in excess of $1 billion. Since 2006, he has developed land, principally 1,000 acres of private gated communities, with a strong emphasis on environmentally friendly practices, in upstate New York. From 2002 to 2005, Mr. Ramat was the President and Chief Executive Officer of Kushner Companies, managing 25,000 apartment units and a commercial portfolio exceeding five million square feet.

From 1988 to 2002, Mr. Ramat was Chairman and Chief Executive Officer of Aris Industries, Inc., a publicly traded apparel maker. Aris owned and licensed several major apparel brands and Mr. Ramat was active in the Company’s branding effort both domestically and internationally. During this tenure, annual sales rose from under $50 million to more than $400 million. Prior to 1988, Mr. Ramat had acquired various luxury residential buildings in Manhattan where he executed co-op conversions resulting in over $100 million in sales. Also, he was a principal in United Restaurant Corporation which held significant national restaurant franchise rights and a Vice President at Landall Corporation, a publicly-traded real estate development company.

Mr. Ramat has served on various business company boards, philanthropies and trade organizations. Mr. Ramat graduated cum laude with a B.A. from Yeshiva University and earned a Juris Doctor degree from Columbia Law School.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 19, 2014	NEUROTROPE, INC.

	By:	/s/ Robert Weinstein
Name: Robert Weinstein Title: Chief Financial Officer and Executive Vice President